EXHIBIT 23.19

Consent

We consent to: (i) the references to us and our report and presentation materials prepared by us for Rafael Malla Osorio in the Registration Statement on Form F-4/A of Enersis Américas S.A. and the related joint information statement/prospectus, which is part of Registration Statement No. 333-211405, as amended (the “Amended Registration Statement”); and ii) the filing of such report and presentation materials prepared by us with the Securities and Exchange Commission (the “Commission”), and iii) any references to such reports and presentations in filings with the Commission. Our report and presentation materials were prepared and provided to Rafael Malla Osorio in connection with his issuance of his report in accordance with the Official Circular Number 15,443 dated July 20, 2015 as promulgated by the Chilean Superintendency of Securities and Insurance in connection with the reorganization of Enersis Américas S.A., including the merger of Endesa Américas S.A. and Chilectra Américas S.A. with and into Enersis Américas S.A. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder, nor do we hereby admit that we are an expert with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ Deloitte Advisory Limitada

Deloitte Advisory Limitada
Santiago, Chile
August 31, 2016